Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Baxalta Incorporated of our report dated April 10, 2015 relating to the combined financial statements of the Biopharmaceuticals Business of Baxter International Inc. which appears in Baxalta Incorporated’s Registration Statement on Form 10 which was filed on June 5, 2015.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 29, 2015